Exhibit 3.3

Certificate of the Registration of a Company

Corporations Act 2001 Paragraph 1274 (2) (b)

This is to certify that

ALBEMARLE WODGINA PTY LTD

Australian Company Number 630 509 303

is taken to be registered as a company under the Corporations Act 2001 in Western Australia.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is the tenth day of December 2018.

Issued by the
Australian Securities and Investments Commission on this nineteenth day of November 2019.

James Shipton
Chair